Exhibit 99.1

Jaguar Health Prices $4.25 Million Public Offering of Common Stock

San Francisco, CA (September 29, 2017): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), a natural-products pharmaceuticals company focused on developing and commercializing novel, sustainably derived gastrointestinal products for both human prescription use and animals on a global basis, today announced the pricing of an underwritten public offering of 21,250,000 shares of voting common stock with a public offering price of $0.20 per share. The Company expects to receive gross proceeds of approximately $4.25 million, before deducting underwriting discounts and commissions and other estimated offering expenses.

The offering is expected to close on or about October 3, 2017, subject to customary closing conditions. Jaguar has granted the representative of the underwriters a 45-day option to purchase up to an additional 3,187,500 of the shares of its voting common stock.

Maxim Group LLC is acting as the sole book-running manager for the offering. WestPark Capital, Inc. is acting as co-manager.

The Company intends to use the net proceeds from the offering for commercialization of Mytesi®—an FDA-approved human prescription drug product of Jaguar’s wholly-owned subsidiary, Napo Pharmaceuticals, Inc., as well as for general corporate purposes and working capital.

The shares of common stock referred to above are being offered under the Company’s shelf registration statement on Form S-3 (No. 333-220236), including a base prospectus, previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC). The shares are being offered by means of a prospectus supplement and accompanying prospectus, forming part of the effective registration statement. A preliminary prospectus supplement and accompanying prospectus related to the offering, along with a free writing prospectus, have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement, accompanying prospectus and free writing prospectus also may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (800) 724-0761.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a natural-products pharmaceuticals company focused on developing and commercializing novel, sustainably derived gastrointestinal products for both human prescription use and animals on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Mytesi® is in development for multiple possible follow-on indications, including chemotherapy-induced diarrhea; orphan-drug indications for infants and children with congenital diarrheal disorders and short bowel syndrome; supportive care for inflammatory bowel disease (IBD); irritable bowel syndrome (IBS); and as a second-generation anti-secretory agent for use in cholera patients. Canalevia™ is our lead animal prescription drug candidate, intended for treatment of various forms of diarrhea in dogs. Equilevia™ is Jaguar’s non-prescription product for total gut health in equine athletes. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are Jaguar’s lead non-prescription animal products. Mytesi®, Canalevia™, Equilevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These include statements regarding the development of potential Mytesi® follow-on indications, the proposed public offering, the expected gross proceeds from the offering, and the use of proceeds from the offering. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

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